Exhibit 4.6

                                                     Conformed Copy

                        SECURITY AGREEMENT

           This SECURITY AGREEMENT (this "Agreement"), dated as of April 18, 1997, is among DEL MONTE CORPORATION, a New York corporation (the "Company"); DEL MONTE FOODS COMPANY, a Maryland corporation (the "Parent") (the Company and the Parent collectively, the "Debtors" and individually each a "Debtor"); and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, in its capacity as administrative agent for the Lender Parties referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent").

                        W I T N E S S E T H

           WHEREAS, the Company has entered into a Credit Agreement, dated as of April 18, 1997 (as amended, supplemented, restated or otherwise modified from time to time, the "Credit Agreement"), with the several financial institutions from time to time party to the Credit Agreement, the Administrative Agent, Bankers Trust Company, as documentation agent, and The First National Bank of Boston, Citicorp USA, Inc., General Electric Capital Corporation and The Long-Term Credit Bank of Japan, Ltd., Los Angeles Agency, as co-agents, pursuant to which such financial institutions have agreed to make available to the Company term loans and a revolving credit facility with a letter of credit subfacility;

           WHEREAS, the Parent has executed and delivered that certain Parent Guaranty of even date herewith (as amended, supplemented, restated or otherwise modified from time to time, the "Parent Guaranty") covering the obligations of the Company under the Credit Agreement;

           WHEREAS, the obligations of the Company and the other Obligors under the Credit Agreement and the other Loan Documents and the obligations of the Parent under the Parent Guaranty and the other Loan Documents are to be secured pursuant to this Agreement;

           WHEREAS, as a condition to the making of extensions of credit under the Credit Agreement, each of the Debtors has duly authorized the execution, delivery and performance of this Agreement; and

           WHEREAS, it is in the best interests of the Parent to execute this Agreement inasmuch as the Parent will derive substantial direct and indirect benefits from the making of the Loans and the issuance of the Letters of Credit.

           NOW, THEREFORE, for and in consideration of any loan, advance or other financial accommodation heretofore or hereafter made to the Company under or in connection with the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. When used herein, (a) the terms Account, Certificated Security, Chattel Paper, Deposit Account, Document, Equipment, Fixture, General Intangible, Goods, Inventory, Instrument, Money, Security and Uncertificated Security have the respective meanings assigned to such terms in the Uniform Commercial Code (as defined below), (b) the terms Commodity Account, Commodity Contract, Investment Property, Security Entitlement and Securities Account have the respective meanings assigned thereto in the 1994 Amendments to Articles 8 and 9 of the Uniform Commercial Code promulgated by the American Law Institute and the National Conference of Commissioners for Uniform State Laws and (c) the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

           Account Debtor means the party who is obligated on or under any Non-Tangible Collateral.

           Assignee Deposit Account - see Section 4.

           Benefits - see Section 6.

           Cash Instruments means all cash, checks, drafts and other instruments or writings for the payment of money.

           Collateral means, with respect to any Debtor, all property and rights of such Debtor in which a security interest is granted hereunder.

           Computer Hardware and Software means, with respect to any Debtor, all of such Debtor's rights (including without limitation rights as licensee and lessee) with respect to: (i) all computer and other electronic data processing hardware, including without limitation all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever) designed for use on the computers and electronic data processing hardware described in clause (i) above; (iii) all firmware associated with any of the foregoing; and (iv) any documentation for hardware, software and firmware described in clauses (i), (ii) and (iii) above, including without limitation flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

           Concentration Account - see Section 7(a).

           Concentration Bank means First Chicago NBD
Corporation, in its capacity as bank at which the Concentration
Account is maintained, or any successor thereto appointed pursuant to Section 7.



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           Contract Right means, with respect to any Debtor, any
right of such Debtor to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

           Default means the occurrence of: (a) any Unmatured
Event of Default under subsection 9.1(f) or (g) of the Credit
Agreement; or (b) any Event of Default.

           Disbursement Account - see Section 7(a).

           Disbursement Bank means any of the banks or other financial institutions listed as a "Disbursement Bank" on
Schedule V hereto, as amended from time to time in accordance with Section 7(c).

           Intellectual Property means, with respect to any Debtor, all of such Debtor's rights now or hereafter acquired (including without limitation rights as licensor, licensee, lessor or lessee) in all: trade secrets and other proprietary information; trademarks, service marks, business names, designs, logos, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued or filed thereon and all renewals thereof throughout the world; copyrights (including without limitation copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued or filed, including all renewals thereof, throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; and all reissues, divisions, continuations, extensions, renewals and continuations-in-part of any of the foregoing; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

           Intercreditor Agreement means that certain Amended and Restated Intercreditor Agreement, dated as of December 5, 1989, among The First National Bank of Chicago, as administrative agent, and the Creditors (as defined therein) which are now or hereafter become parties thereto.

           Lender Party means each Agent and each Lender under and as defined in the Credit Agreement and any Affiliate of such a Lender which is a party to a Swap Contract with the Company.

           Liabilities means (i) all Obligations owing by the Company, Parent or, any Subsidiary (including post-petition interest), and (ii) all Permitted Swap Obligations (monetary or otherwise) of the Company under any Swap Contract with a Lender Party (other than Swap Contracts that, by their terms, are unsecured); provided, however, that the term "Liabilities" shall not include any obligations arising under any Environmental Indemnity.



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



           License Agreement means that License Agreement date as of April 18, 1997, between the Company and the Administrative
Agent, as may be amended, supplemented, restated or otherwise modified from time to time.

           Lockbox Account - see Section 7(a).

           Lockbox - see Section 7(a).

           Non-Tangible Collateral means, with respect to any Debtor, collectively, such Debtor's Accounts, Contract Rights and
General Intangibles.

           Obligor means the Company, the Parent or any other
Person (other than any Agent or any Lender or their permitted successors and assigns) obligated under any Loan Document, and their permitted successors and assigns.

           Permitted Senior Security Interest has the meaning set forth in the Intercreditor Agreement.

           Primary Intellectual Property Collateral means that portion, to the extent subject to the Intercreditor Agreement, of the Collateral relating to or arising from the Intellectual Property arising under the laws of or located in the United States with respect to products produced and sold by the Company in its business, excluding, however, from the foregoing, as long as a Prior Arrangement with respect thereto in favor of a third party remains in effect, any of such Collateral used with respect to those products covered by the license agreements listed as items 1, 3, 12 and 15 of Schedule A to the License Agreement.

           Prior Arrangements has the meaning set forth in the License Agreement.

           Receiving Account - see Section 7(a).

           Receiving Bank means any of the banks or other financial institutions listed as a "Receiving Bank" on Schedule V hereto, as amended from time to time in accordance with Section
7(c) which banks are all the Banks that maintain Lockbox Accounts or Receiving Accounts.

           Trademarks means, with respect to any Debtor, all of such Debtor's rights now or hereafter acquired (including without limitation rights as licensor, licensee, lessor or lessee) in all trademarks (including without limitation the trademarks listed on Schedule IV attached hereto), all designs and logotypes related to such trademarks, in any and all forms, and all trademark registrations and applications for registration related to such trademarks, including the right to sue for all past, present and future infringements of any of the foregoing and all common law and other rights throughout the world in and to all of the foregoing.

           Trade Secrets means, with respect to any Debtor, all of such Debtor's rights now or hereafter acquired in all trade secrets (including without limitation the trade secrets listed on Schedule VI hereto), including the right to sue for all past, present and future infringements of


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


any of the foregoing and all common law and other rights throughout the world in and to all of the foregoing.

           Uniform Commercial Code means the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement; provided, however, as used in Section 8 hereof and in the definitions of "Commodity Account", "Commodity Contract", "Investment Property", "Security Entitlement" and "Securities Account", "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

           Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit
Agreement.

           2. Grant of Security Interest. As security for the payment of all Liabilities, each Debtor hereby assigns to the Administrative Agent for the benefit of the Lender Parties, and grants to the Administrative Agent for the benefit of the Lender Parties, a continuing security interest in the following, whether now or hereafter existing or acquired:

           All of such Debtor's:

           (i) Accounts;

           (ii) Certificated Securities;

           (iii)     Chattel Paper;

           (iv)Computer Hardware and Software and all rights with respect thereto, including without limitation all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and all substitutions, replacements, additions or model conversions of any of the foregoing;

           (v) Contract Rights;

           (vi) Deposit Accounts;

           (vii)     Documents;

           (viii)    General Intangibles;

           (ix)Goods (including without limitation all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

           (x) Instruments;

           (xi) Intellectual Property;



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



               (xii) Money;

               (xiii)Commodity Accounts, Commodity Contracts,
                     Investment Property, Security Entitlements and Securities Accounts;

               (xiv) Uncertificated Securities; and

               (xv) to the extent not included in the foregoing, other personal property of any kind or description; together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing.

           3. Warranties. Each Debtor warrants to the
Administrative Agent and each Lender Party that: (i) no financing statement (other than any which may have been filed on behalf of the Administrative Agent or in connection with Permitted Liens) covering any of the Collateral is on file in any public office, except for those relating to the Debt to be Repaid; (ii) such Debtor is and will be the lawful owner of all of its Collateral, free of all liens and claims whatsoever, other than the security interest hereunder and Permitted Liens with full power and authority to execute this Agreement and perform such Debtor's obligations hereunder, and to subject the Collateral to the security interest hereunder; (iii) all information with respect to Collateral and Account Debtors set forth in any schedule, certificate or other writing delivered on the Closing Date or hereafter furnished by such Debtor to the Administrative Agent or any Lender Party is and will be true and correct in all material respects as of the date furnished; (iv) such Debtor's chief executive office and principal place of business are as set forth on Schedule I hereto (and such Debtor has not maintained its chief executive office and principal place of business at any other location at any time after January 1, 1996); (v) each other location where such Debtor maintains a place of business (or where Goods of such Debtor are located) is set forth on Schedule II hereto, and no Goods of any Debtor have been kept at any other place during the four months preceding the date of this Agreement; (vi) except as set forth on Schedule III hereto, such Debtor is not now known and during the five years preceding the date hereof has not previously been known by any trade name;
(vii) except as set forth on Schedule III hereto, during the five years preceding the date hereof such Debtor has not been known by any legal name different from the one set forth on the signature pages of this Agreement with respect to such Debtor nor has such Debtor been the subject of any merger or other corporate reorganization (other than, with respect to the Parent, the Merger); (viii) Schedule IV hereto contains a complete listing of all of such Debtor's Intellectual Property which is the subject of a pending or issued registration statute (including without limitation registrations and applications therefor), and such Debtor is the exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property but subject to the Intercreditor Agreement and the Prior Arrangements; (ix) such Debtor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (x) the execution and delivery of this Agreement and the


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



performance by such Debtor of its obligations hereunder are within such Debtor's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of such Debtor or of any material agreement, indenture, instrument or other document, or any material judgment, order or decree, which is binding upon such Debtor; (xi) this Agreement is a legal, valid and binding obligation of such Debtor, enforceable in accordance with its terms, except that the enforceability of this Agreement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by equitable principles relating to enforceability; (xii) such Debtor is in compliance with the requirements of all applicable laws (including without limitation the provisions of the Fair Labor Standards Act), rules, regulations and orders of every governmental authority, the non-compliance with which would reasonably be expected to result in a Material Adverse Effect; (xiii) [intentionally omitted];
(xiv) the Parent has no Subsidiary other than the Company, and the Company has no other Subsidiary except as disclosed in
Schedule 6.15 of the Credit Agreement; (xv) if the Collateral includes Inventory located in the State of California, such Debtor is not a "retail merchant" within the meaning of Section 9102 of the Uniform Commercial Code - Secured Transactions of the State of California; (xvi) the Company has delivered or caused to be delivered to the Administrative Agent a copy of the most recent and fully executed Intercreditor Agreement which has been certified as true, correct and complete by an authorized officer of the Company and which is in full force and effect; (xvii) the Intercreditor Agreement has not been amended, supplemented, restated or otherwise modified in any respect since the date the certified copy of the Intercreditor Agreement described in clause
(xvi) above was last delivered to the Administrative Agent; (xviii) the Company has delivered or caused to be delivered to the Administrative Agent a list identifying all of the Creditors (as defined in the Intercreditor Agreement) currently party to the Intercreditor Agreement as of the date hereof; (xix) the Intellectual Property covered by the Intercreditor Agreement is truly, correctly and completely described in all material respects in the License Agreement; (xx) all of (a) the Cash Instruments in the Lockboxes, Lockbox Accounts, Receiving Accounts, Concentration Accounts and Disbursement Accounts and all other Deposit Accounts, (b) the Lockbox Accounts, the Receiving Accounts, the Concentration Accounts and the Disbursement Accounts and all other Deposit Accounts, and (c) all other Money from time to time on deposit in any of the accounts described in the immediately preceding clause (b) and all investments thereof and proceeds from such investments, are owned by the Parent or the Company, or both, and no other Person holds any right, title or interest to such Cash Instruments, Deposit Accounts, Money or investments; and (xxi) as of the Closing Date and upon the execution of the Intercreditor Agreement by the Administrative Agent and delivery to each of the Creditors (as defined thereunder): (a) the Liabilities are Eligible Senior Claims (as defined in the Intercreditor Agreement) and the security interest granted hereunder in the Primary Intellectual Property Collateral held by the Administrative Agent for the benefit of the Lender Parties is a Permitted Senior Security Interest, (b) such Eligible Senior Claims of a Lender Party secured by such Permitted Senior Security Interest in clause
(xxi)(a) above have a Value Share (as defined in the Intercreditor Agreement) greater than zero (as calculated and determined under the Intercreditor Agreement), (c) there are no Permitted Non-Lender Licenses (as defined in the Intercreditor Agreement) with respect to any of the Primary Intellectual Property Collateral, (d) there are no Eligible Senior Claims secured by Permitted Senior Security Interests in the Primary Intellectual Property Collateral


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with a Value Share greater than zero (as calculated and
determined under the Intercreditor Agreement) other than the Liabilities, (e) there are no Liens on the Primary Intellectual Property Collateral except the security interests granted hereunder and under the License Agreement, and the Permitted Licensee Security Interests (as defined in the Intercreditor Agreement) securing Eligible Licensee Claims (as defined in the Intercreditor Agreement) held by licensees under the Prior Arrangements, (f) the security interest granted hereunder is a valid and, upon due filings, perfected Lien upon the Primary Intellectual Property Collateral granted hereunder, and is a first priority Lien thereon subject only to the Permitted Licensee Security Interests referenced in clause (xxi)(e) above, and (g) all of the Creditors (as defined in the Intercreditor Agreement) are those Persons parties to the Permitted Security Agreements.

           4. Collections, etc. Until such time after the occurrence and during the continuance of a Default as the Administrative Agent shall notify such Debtor of the revocation of such power and authority, each Debtor (a) may, in the ordinary course of its business, at its own expense, sell, assign, lease, convey, transfer or otherwise dispose of or furnish under contracts of service free and clear of the Liens in this Agreement and all other Collateral Documents any of the Inventory normally held by such Debtor for such purpose, use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Debtor for such purpose, and use, in the ordinary course of its business (but subject to the terms of the Credit Agreement and Section 7 of this Agreement), the cash proceeds of Collateral and other money which constitutes Collateral, (b) will, at its own expense, endeavor to collect, as and when due, all amounts due under any of the Non-Tangible Collateral, including the taking of such commercially reasonable action with respect to such collection as the Administrative Agent may reasonably request or, in the absence of such request, as such Debtor may deem advisable, and
(c) may grant, in the ordinary course of business, to any party obligated on any of the Non-Tangible Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Non-Tangible Collateral and may grant extensions of time to pay amounts due and such other modifications of payment terms as shall be commercially reasonable in the circumstances. The Administrative Agent, however, may, after the occurrence and during the continuance of a Default, whether before or after any revocation of such power and authority or the maturity of any of the Liabilities and, with contemporaneous notice to the Company (provided that the failure to give such notice shall not give rise to any liability to the Administrative Agent or any Lender Party), notify any parties obligated on any of the Non-Tangible Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and enforce collection of any of the Non-Tangible Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon request of the Administrative Agent after the occurrence and during the continuance of a Default, each Debtor will, at its own expense, notify any or all parties obligated on any of the Non-Tangible Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

           Upon request by the Administrative Agent after the occurrence and during the continuance of a Default, each Debtor will forthwith, upon receipt, transmit and deliver to the


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Administrative Agent, in the form received, all Cash Instruments
(properly endorsed, where required, so that such items may be collected by the Administrative Agent) which may be received by such Debtor at any time in full or partial payment or otherwise as proceeds of any of the Collateral. Except as the Administrative Agent may otherwise consent in writing, any such Cash Instruments which may be so received by any Debtor will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for the Administrative Agent until delivery is made to the Administrative Agent. Each Debtor will comply with the terms and conditions of any consent given by the Administrative Agent pursuant to the foregoing sentence.

           After the occurrence and during the continuance of a Default, all items or amounts which are delivered by any Debtor, any Receiving Bank, the Concentration Bank or any bank or other financial institution maintaining a Lockbox or a Lockbox Account to the Administrative Agent on account of partial or full payment or otherwise as proceeds of any of the Collateral shall be deposited to the credit of a deposit account (each, an "Assignee Deposit Account") of such Debtor with the Administrative Agent, as security for payment of the Liabilities. No Debtor shall have any right to withdraw any funds deposited in any Assignee Deposit Account. Subject to the terms and provisions of the Credit Agreement (including without limitation, Section 10.11(d) thereof), the Administrative Agent may, from time to time, in its discretion, and shall upon request of the applicable Debtor made not more than once in any week, apply all or any of the then balance, representing collected funds, in the Assignee Deposit Account toward payment of the Liabilities, whether or not then due, in such order of application as the Administrative Agent may determine, and the Administrative Agent may, from time to time, in its discretion, release all or any of such balance to the applicable Debtor.

           After the occurrence and during the continuance of a Default, the Administrative Agent is authorized to endorse, in the name of the applicable Debtor, any item, howsoever received by the Administrative Agent, representing any payment on or other proceeds of any of the Collateral.

           5. Certificates, Schedules and Reports. Each Debtor will deliver to the Administrative Agent such schedules, certificates and reports respecting all or any of the Collateral subject to the security interest hereunder, and the items or amounts received by such Debtor in full or partial payment of any of the Collateral, as the Administrative Agent may reasonably request from time to time in connection with the renewal of the Collateral, or the protection, preservation, maintenance or enforcement of the security interest granted hereunder or the Collateral including, without limitation, all documents and things in such Debtor's possession, or subject to its demand for possession, related to the production and sale by such Debtor, or any Affiliate, Subsidiary, licensee or subcontractor thereof, of products or services sold by or under the authority of such Debtor in connection with the Trademarks or Trade Secrets, including by way of example, without limiting the interest granted by this Agreement: (i) all lists and ancillary documents which identify and describe any of such Debtor's customers, or those of its Affiliates, Subsidiaries or licensees, for products sold or services rendered under or in connection with the Trademarks or Trade Secrets, including, without limitation, such existing lists and ancillary documents which contain each customer's full name and address, the full name


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and address of all of its warehouses and branches, the identity of the Person or Persons having the principal responsibility on each customer's behalf for ordering products or services of the kind supplied by such Debtor, the credit, payment, discount, delivery and other sale terms applicable to such customer, together with detailed information setting forth the total purchases, by brand, product, style and size, and the patterns of such purchases; (ii) all product and service specification documents and production and quality control manuals used in the manufacture of products or provision of services sold under or in connection with the Trademarks or Trade Secrets; (iii) all documents which reveal the names and addresses of all sources of supply, and all terms of purchase and delivery, for all materials and components used in the production of products or provision of services, sold under or in connection with the Trademarks or Trade Secrets; and (iv) all documents constituting or concerning the then current or proposed advertising and promotion by such Debtor or its Affiliates, Subsidiaries or licensees of products or services sold under or in connection with the Trademarks or Trade Secrets, including, by way of example and not in limitation, all documents which reveal the media used or to be used and the cost for all such advertising conducted within the described period or planned for such products or services. In connection with its enforcement of the security interest granted hereunder, the Administrative Agent may use such information or transfer it to any assignee or sublicensee permitted hereunder for such assignee's or sublicensee's use.

           The parties hereto shall take all reasonable action to preserve the confidentiality of the Trade Secrets and all other information disclosed by any Debtor pursuant to this Agreement.

           Any schedule, certificate or report delivered hereunder shall be executed by a duly authorized officer of the applicable Debtor and shall be in such form and detail as the Administrative Agent may reasonably specify. Each Debtor shall immediately notify the Administrative Agent of the occurrence of any event causing any loss or depreciation in the value of its Inventory or other Goods which is material to the Company and its Subsidiaries taken as a whole, and such notice shall specify the amount of such loss or depreciation.

           6. Agreements of the Debtors. Each Debtor: (a) will, upon request of the Administrative Agent, execute such financing statements and other documents (and pay the cost of filing or recording the same in all public offices deemed appropriate by the Administrative Agent) and do such other acts and things (including, without limitation, delivery to the Administrative Agent of any Instruments or Certificated Securities which constitute Collateral), all as the Administrative Agent may from time to time reasonably request, to establish and maintain a valid security interest in the Collateral (free of all other Liens, claims and rights of third parties whatsoever, other than Permitted Liens) to secure the payment of the Liabilities; (b) will keep all its Inventory at, and will not maintain any place of business at any location other than, its address(es) shown on Schedules I and II hereto or at such other addresses of which such Debtor shall have given the Administrative Agent not less than 30 days' prior written notice, provided that no such notice shall be required for Inventory which is (i) located in any jurisdiction in which the Administrative Agent has filed a valid and effective financing statement covering such Inventory, and
(ii) stored at another address under a temporary arrangement in the ordinary course of business; (c) will keep its records concerning the Non-Tangible Collateral in such a manner as will enable the Administrative Agent or its designees to determine at any time


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the status of the Non-Tangible Collateral; (d) will furnish the
Administrative Agent such information concerning such Debtor, the Collateral and the Account Debtors as the Administrative Agent may from time to time reasonably request; (e) will provide or cause to be provided the representatives and independent contractors of the Administrative Agent or any Lender the inspection rights and other rights and benefits set forth in
Section 7.10 of the Credit Agreement; (f) will, upon the reasonable request of the Administrative Agent, stamp on its records concerning the Collateral, and add on all Chattel Paper constituting a portion of the Collateral, a notation, in form satisfactory to the Administrative Agent, of the security interest of the Administrative Agent hereunder; (g) except as permitted by Section 8.2 of the Credit Agreement, will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of any Collateral or except as permitted by Section 8.1 of the Credit Agreement, create, incur, assume or suffer to exist any Lien upon or with respect to any part of the Collateral; (h) will obtain or cause to be obtained the type of insurance set forth in Section 7.6 of the Credit Agreement, and cause all such policies to provide that loss thereunder shall be payable to the Administrative Agent and the Company such that (1) losses less than or equal to Five Million Dollars ($5,000,000) per occurrence shall be payable to the Company only, and (2) losses in excess of Five Million Dollars ($5,000,000) per occurrence shall be payable to the Administrative Agent, and such policies or certificates thereof shall, if the Administrative Agent so requests, be deposited with or furnished to the Administrative Agent; (i) will amend and maintain each liability insurance policy insuring such Debtor, its Inventory or other goods so that each such insurance policy names the Administrative Agent as an additional insured;
(j) will maintain and preserve its property in the same manner as set forth in Section 7.5 of the Credit Agreement; (k) will promptly pay when due all license fees, registration fees, taxes, assessments and other charges which may be levied upon or assessed against the ownership, operation, possession, maintenance or use of its Equipment and other Goods (as applicable) other than any such items being contested by appropriate proceedings if such Debtor maintains adequate reserves therefor in conformity with GAAP; (l) will, upon reasonable request of the Administrative Agent, (i) cause to be noted on the applicable certificate, in the event any of its Equipment is covered by a certificate of title, the security interest of the Administrative Agent in the Equipment covered thereby, and (ii) deliver all such certificates covering the Equipment to the Administrative Agent or its designees; (m) (i) at any time that the Company, the Parent, any Subsidiary or any Affiliate of the Company receives any Certificated Security, intercompany note, other note, Instrument or Chattel Paper with a face amount or fair market value in excess of $250,000, will promptly notify the Administrative Agent of such receipt, and
(ii) will take all steps reasonably necessary to protect, preserve and maintain all of its rights in the Collateral, including, without limitation, delivery of all Chattel Paper and Instruments to the Administrative Agent upon request by the Administrative Agent therefor; (n) during the term hereof, upon becoming aware of any change in the identity of any of the parties to the Intercreditor Agreement, such Debtor shall promptly, but in no event later than fifteen (15) days thereafter, provide or cause to be provided, notice of the same to the Administrative Agent and, upon reasonable request of the Administrative Agent, promptly but in no event later than fifteen
(15) days after such reasonable request, provide or cause to be provided to the Administrative Agent an updated list of the Persons then party to the Intercreditor Agreement; and (o) will reimburse the Administrative Agent for all reasonable, documented and out-of-pocket expenses, including without limitation Attorney Costs, incurred by the Administrative Agent in seeking to collect or enforce any rights in respect of such Debtor's Collateral.

           Each Debtor covenants and agrees that it shall not create or permit to exist any Lien (including license rights) upon the Primary Intellectual Property Collateral except the security interest granted hereunder and except those Liens referenced in Section 3(xxi)(d) and (e) hereof. Each Debtor covenants and agrees that it shall not enter into or permit to exist any license agreements other than those in effect on the Closing Date and other than future license agreements which do not provide for the licensing of any rights or interests in the Primary Intellectual Property Collateral and which do not result in any party (other than those referenced in Section 3(xxi)(d) and (e) hereof) holding an Eligible Senior Claim (as defined in the Intercreditor Agreement) secured by a Permitted Senior Security Interest in the Primary Intellectual Property Collateral with a Value Share (as defined in the Intercreditor Agreement) greater than zero (as determined and calculated under the Intercreditor Agreement).

           Without limiting clause (a) of the immediately preceding paragraph, each Debtor shall, contemporaneously herewith, execute and deliver to the Administrative Agent a Patent Security Agreement, a Trademark Security Agreement and a
Copyright Security Agreement in the forms of Exhibits A, B and C hereto.

           Any loss benefits ("Benefits") under any insurance policy maintained by a Debtor shall be held as additional Collateral hereunder. So long as no Default shall have occurred and be continuing, and with respect to such Benefits payable to the Administrative Agent pursuant to Section 6(h) hereof, the Administrative Agent shall, upon the Company's instruction and net of collection expenses, if any, (i) release to the Company the amount of such Benefits to the extent that the Company has submitted a written request to use such Benefits for the financing of the replacement, substitution or restoration of the assets sustaining the casualty loss giving rise to such Benefits, and (ii) apply in all other circumstances any Benefits not used as described in clause (i) toward the payment of the Liabilities as provided in Section 2.8 of the Credit Agreement and/or toward reduction of the Commitments as provided in Section 2.6 of the Credit Agreement. Whenever a Default shall have occurred and be continuing, all of the Benefits payable to the Administrative Agent in accordance with Section 6(h) hereof shall be applied by the Administrative Agent toward the payment of the Liabilities in such order or form as the Administrative Agent shall determine, subject to the Credit Agreement (including, without limitation, Section 10.11(d) thereof).

           Any reasonable expenses incurred in protecting, preserving or maintaining any Collateral shall be borne by the applicable Debtor. Whenever a Default shall have occurred and be continuing, the Administrative Agent shall have the right to bring suit to enforce any or all of the Intellectual Property or the licenses thereunder, in which event the applicable Debtor shall at the request of the Administrative Agent do any and all lawful acts and execute any and all proper documents reasonably required by the Administrative Agent in aid of such enforcement and such Debtor shall promptly, upon demand, reimburse and indemnify the Administrative Agent for all reasonable, documented and out-of-pocket costs and expenses incurred by the Administrative Agent in the exercise of its rights under this
Section 6; provided, however, that the

Administrative Agent shall have n6 obligation to bring, and will suffer no liability for any failure to bring, any such suits.

           7.  Procedures With Respect To Cash.

           (a) Subject to the last two sentences of the first paragraph of Section 4 of this Agreement, each Debtor shall instruct each Account Debtor obligated to make payments under any item of Non-Tangible Collateral to make such payments to lockboxes identified on Schedule V, Item A or a zip code maintained for the exclusive use of such Debtor by a financial institution (the "Lockboxes"). Each Debtor shall, with respect to all Cash Instruments (other than Cash Instruments deposited in a Lockbox) it holds or receives, transmit, and shall instruct any financial institution which receives for the account of such Debtor any Cash Instruments (other than Cash Instruments deposited in a Lockbox), other than a Disbursement Bank, to transmit, in the form received, before the close of business on the Business Day following receipt, all Cash Instruments to a Receiving Bank for deposit into a deposit account identified on
Schedule V, Item B (a "Receiving Account") or to the Concentration Bank for deposit into the Concentration Account. The Company and the Administrative Agent shall instruct each Receiving Bank maintaining a Lockbox pursuant to this Section to deposit all Cash Instruments paid into such Lockbox forthwith in the deposit account associated with such Lockbox (the "Lockbox Account"), maintained by such Receiving Bank (except that the Company may otherwise instruct such Receiving Bank with respect to items which are post-dated or irregular and provided that Cash Instruments sent to a post office located in a city other than in which the related Lockbox Account is located may first be deposited into an account maintained by the Receiving Bank with a correspondent bank and may then be deposited in a clearing account maintained by the Receiving Bank before being deposited in such Lockbox Account) and shall further instruct each Receiving Bank to transfer all items deposited into such Lockbox Accounts and Receiving Accounts to the concentration account identified on Schedule V, Item D (the "Concentration Account") maintained at the Concentration Bank upon the clearing of such items in accordance with such Receiving Bank's customary clearing schedule but not later than ten (10) days after receipt); provided that whenever a Default has occurred and is continuing the Administrative Agent may notify the Receiving Banks to transfer all such items to an Assignee Deposit Account.

           Unless a Default has occurred and is continuing, the Company shall be entitled to instruct the Concentration Bank to transfer amounts held in the Concentration Account to one or more disbursement accounts identified on Schedule V, Item C (each individually, a "Disbursement Account"). On any business day prior to the occurrence and continuance of a Default, the Company may transfer (i) to each of the accounts held at First State Bank Lake Lillian as set forth on Schedule V, an amount not to exceed $5,000 minus the balance in such account at the beginning of such business day, (ii) to each of the Company's pension accounts, payroll accounts, and health and welfare benefit plan accounts, an amount equal to all accrued pension, payroll, or health and welfare benefit plan obligations and taxes that are due and payable, and (iii) to each other Disbursement Account, an aggregate amount equal to all unpaid checks presented to such Disbursement Bank and not returned as of the preceding Business Day. It is understood that each Disbursement Account other than pension accounts, payroll accounts, health and welfare benefit plan accounts and the accounts referred to in clause (i) of the preceding sentence will be a "zero-balance account". Any balance remaining in such "zero balance" Disbursement Account after all disbursements have been made with respect to such Disbursement Account on a given business day shall be returned to the Concentration Account by wire transfer of funds on or before 12:00 a.m., midnight, New York time, on such business day.

           After receiving notice from the Administrative Agent that a Default has occurred and is continuing, the Concentration Bank shall immediately and from time to time thereafter (unless it receives notice from the Administrative Agent to the contrary) transfer all funds held in its Concentration Account to the Administrative Agent for deposit in an Assignee Deposit Account and shall notify the Administrative Agent and the Company by facsimile transmission as to the details of each such transfer.

           Each Debtor will use all reasonable efforts to cause each Account Debtor, Receiving Bank, Disbursement Bank and
Concentration Bank to comply with the foregoing procedures and instructions.

           (b) The Administrative Agent shall be the holder of a security interest in the Lockboxes (other than Lockboxes that are zip codes maintained for the exclusive use of a Debtor by a financial institution), the Lockbox Accounts, the Receiving Accounts, the Concentration Account and the Disbursement Accounts, and the Debtors shall identify or name all such accounts in a manner sufficient or appropriate to reflect the Administrative Agent as pledgee thereof; provided, however, that to the extent that any applicable law requires the Administrative Agent to be the owner of such accounts in order to establish a valid, first and prior Lien for the benefit of the Administrative Agent with respect to such accounts, then the Administrative Agent shall be deemed the owner of such accounts and the Debtors shall identify or name all such accounts in a manner sufficient or appropriate to reflect the Administrative Agent as the owner of such accounts. The Receiving Banks, Concentration Bank and the Disbursement Banks shall be notified that the items and funds deposited therein are property of the Debtors subject to the security interest of the Administrative Agent.

           (c) Except as set forth in the following sentence, (i) not later than thirty (30) days after the Closing Date, as to all Lockboxes (other than Lockboxes that are zip codes maintained for the exclusive use of a Debtor by a financial institution), Lockbox Accounts, Receiving Accounts, Concentration Accounts and Disbursement Accounts identified on Schedule V, and (ii) prior to establishing any such lockboxes or accounts with any bank or other financial institution after the Closing Date, the Debtors will cause such bank or other financial institution to deliver a writing to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, consenting to and acknowledging the security interest of the Administrative Agent in such lockboxes or accounts and all Cash Instruments from time to time therein, and confirming that the bank or other financial institution in question has established the relevant accounts and procedures referred to in this Section and has received and agreed to follow the instructions of the Administrative Agent with respect to all such Cash Instruments following the occurrence of any Event of Default or Unmatured Event of Default of the type specified in Section 9.1(f) or (g) of the Credit Agreement and waiving all rights of setoff and banker's lien on all items held in any such lockbox or account. With respect to each of the Company's accounts at Wells Fargo Bank, Mellon Bank East and The Northern Trust Company which are listed on Schedule V, the Company shall have one hundred and twenty (120) days after the Closing Date (i) to obtain an agreement from the related bank covering such account and satisfying the requirements of the prior sentence or (ii) to close such account, and, with respect to each of the accounts held at First State Bank Lake Lillian and listed on Schedule V, the Company shall not be obligated to obtain an agreement from such bank covering such account and satisfying the requirements of the prior sentence so long as the amount in such account is less than $5,000; provided, however, that notwithstanding the foregoing, upon the occurrence of an Event of Default or Unmatured Event of Default or at the request of the Administrative Agent, the Company shall have thirty (30) days to obtain an agreement covering each of the accounts referred to in this sentence and satisfying the requirements of the prior sentence. The Company may, from time to time after the Closing Date, designate a bank or other financial institution to act as a Concentration Bank, Receiving Bank or a Disbursement Bank and such bank or other financial institution shall become a Concentration Bank, Receiving Bank or a Disbursement Bank for purposes of this Agreement; provided that (i) such bank is located in the United States, (ii) such bank or other financial institution has delivered a writing to the Administrative Agent confirming the matters set forth in the first sentence of this clause (c), (iii) the Company has delivered to the Administrative Agent an amended Schedule V, setting forth the then-current list of Concentration Banks, Receiving Banks and Disbursement Banks, and (iv) with respect to the designation of a Concentration Bank, the Administrative Agent and the Required Lenders must approve such designation.

           (d) Each of the Debtors agrees that it and its Domestic Subsidiaries will not maintain any deposit or similar accounts with any other financial institution other than the accounts specifically described in clauses (a) through (c) above without the prior written consent of the Administrative Agent and the Required Lenders.

           8. Default. Whenever a Default shall have occurred and be continuing, the Administrative Agent may exercise from time to time any right or remedy available to it under applicable law. Each Debtor agrees, in case of the occurrence and during the continuance of a Default, (i) to assemble, at its expense, all its Inventory and other Goods (other than Fixtures) at a convenient place or places reasonably acceptable to the Administrative Agent, and (ii) at the Administrative Agent's request, to execute all such documents and do all such other things which may be necessary or desirable in order to enable the Administrative Agent or its nominee to be registered as owner of the Intellectual Property with any and all competent registration authority. Any notification of intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least ten days before such disposition. Any proceeds of any disposition by the Administrative Agent of any of the Collateral may be applied by the Administrative Agent to payment of reasonable, documented and out-of-pocket expenses in connection with the Collateral, including without limitation Attorney Costs, and any balance of such proceeds may be applied by the Administrative Agent toward the payment of such of the Liabilities, and in such order of application, as the Administrative Agent may from time to time elect.

          9. General. Each Debtor hereby irrevocably appoints the Administrative Agent, its attorney-in-fact, with full authority in the place and stead of such Debtor and in the name of such Debtor or otherwise, from time to time in the Administrative Agent's discretion, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation: (a) upon the occurrence of, and during the continuation of, a Default, to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) upon the occurrence of, and during the continuation of, a Default, to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (c) upon the occurrence of, and during the continuation of, a Default, to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral; and
(d) upon the occurrence of, and during the continuation of, a Default, to perform the affirmative obligations of the Debtor hereunder. Each Debtor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest. If any Debtor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Debtors. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Lender Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession. If at any time any Debtor requests in writing that the Administrative Agent take any action with respect to any of the Collateral, the Administrative Agent shall be deemed to have exercised reasonable care with respect to such Collateral if it takes such action; provided, however, that any failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

           All notices, requests and other communications hereunder shall be given in the manners and to the addresses set forth in Section 11.2 of the Credit Agreement, and shall be effective as set forth therein if given in any such manner.

           Each of the Debtors agrees to pay all reasonable expenses (including without limitation Attorney Costs) paid or incurred by the Administrative Agent or any Lender Party in endeavoring to collect the Liabilities of such Debtor, or any part thereof, and in enforcing this Agreement against such Debtor, and such obligations will themselves be Liabilities.

           No delay on the part of the Administrative Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative

Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

           This Agreement shall remain in full force and effect until the payment in full of all the Liabilities (other than Liabilities in the nature of contingent continuing indemnification obligations), the expiration or termination of all Letters of Credit and Permitted Swap Obligations (monetary or otherwise) of the Company under any Swap Contract with a Lender Party (other than Swap Contracts that, by their terms, are unsecured) and the termination of all the Commitments under the Loan Documents. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any Lender Party to any of the Liabilities is or must be rescinded or returned by the Administrative Agent or such Lender Party for any reason whatsoever (including without limitation the insolvency, bankruptcy or reorganization of any Debtor or any other Obligor), such Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Administrative Agent or such Lender Party, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Administrative Agent or such Lender Party had not been made.

           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

           The rights and privileges of the Administrative Agent hereunder shall inure to the benefit of its successors and assigns.

           This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to the Administrative Agent a counterpart of this Agreement. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all the terms of, this Agreement.

           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS
AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS
OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE

SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE DEBTORS, AND BY ACCEPTING THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH LENDER PARTY, CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE DEBTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE DEBTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER PARTY EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

           EACH OF THE DEBTORS, AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OF THE ADMINISTRATIVE AGENT AND EACH LENDER PARTY, EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE DEBTORS, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT OR MODIFICATION TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

           THIS WRITTEN SECURITY AGREEMENT, THE CREDIT
AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS, AND THE
INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH,
REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT

BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR
SUBSEQUENT ORAL AGREEMENTS.

           THERE ARE NO UNWRITTEN ORAL AGREEMENTS.

           10. Limit on Collateral. Notwithstanding the foregoing, "Collateral" shall not include any General Intangibles or other rights arising under contracts as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction on such grant, unless and until any required consents shall have been obtained, but shall include all proceeds of any such contracts (each Debtor agrees to use its best efforts to obtain any such required consent).

           11. Release of Security Interest. Upon the payment in full of all the Liabilities (other than Liabilities in the nature of contingent continuing indemnification obligations), the expiration or termination of all the Letters of Credit and Permitted Swap Obligations (monetary or otherwise) of the Company under any Swap Contract with a Lender Party (other than Swap Contracts that, by their terms, are unsecured) and the termination of all the Commitments under the Loan Documents, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the applicable Debtor. Upon any such termination, the Administrative Agent will, at the applicable Debtor's sole expense and reasonable request, promptly return to such Debtor all certificates and instruments then in its possession representing and evidencing all pledged shares, notes or securities pledged hereunder, together with all Collateral held by the Administrative Agent hereunder, and execute and deliver to such Debtor such releases and documents, in each case without recourse, representations or warranties of any kind, as such Debtor shall reasonably request to evidence such termination. Upon the occurrence of a permitted disposition of any Collateral pursuant to Section 8.2 of the Credit Agreement and receipt by the Administrative Agent of all payments required to be made under the Credit Agreement on account of such permitted disposition and so long as no Default or Event of Default shall have occurred and be continuing, the security interest granted herein with respect to the Collateral which was the subject of such permitted disposition shall terminate and the Administrative Agent will, upon the applicable Debtor's reasonable request and at such Debtor's sole expense, promptly take such actions as are reasonably necessary to provide a release, without recourse, representations or warranties of any kind, of its security interest in such Collateral.

           12. Conflicting Provisions. To the extent that any provisions of this Agreement conflict with any provisions of the Credit Agreement, the provisions of the Credit Agreement shall control.

           IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                                  THE DEBTORS


                                  DEL MONTE CORPORATION


                                  By: /s/ Jon W. Graves
                                     Title: Assistant Treasurer


                                  DEL MONTE FOODS COMPANY


                                  By: /s/ Jon W. Graves
                                     Title: Assistant Treasurer


                                  THE ADMINISTRATIVE AGENT


                  BANK OF AMERICA NATIONAL TRUST
                   AND SAVINGS ASSOCIATION, as
                                    Administrative Agent for the Lender Parties


                                  By: /s/ Eric A. Schubert
                                     Title:  Managing Director